First Amendment to June 4, 2012 Restricted Stock Agreement

This FIRST AMENDMENT TO RESTRICTED STOCK AGREEMENT (this “Amendment”), is made as of June 1, 2013, by and between Icarus Wind Energy., Inc. (the “Company”) and Mohit Bhansali (the “Grantee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement (defined below).

RECITALS

WHEREAS, the Company and the Grantee entered into that certain Restricted Stock Agreement dated June 4, 2012  (the “Original Agreement”), pursuant to which the Company issued 14,162,933 shares of its common stock to the Grantee, upon the terms and subject to the conditions set forth in the Original Agreement Agreement; and

WHEREAS, the parties wish to amend the Original Agreement in the manner set forth herein.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows, intending to be legally bound hereby:

1.	Section I “Notice of Grant” of the Original Agreement is hereby deleted in its entirety and replaced with the following:

Grantee’s Name	Mohit Bhansali

You have been granted an award of shares (the “Shares”) of Restricted Stock of the Company, subject to the terms and conditions of this Agreement, as follows:

Grant Date	June 4, 2012
Total number of Shares Granted	14,162,933
Vesting Provisions

The Shares shall be unvested and shall vest upon the occurrence of a Qualified Transaction (as defined below), unless accelerated by the Board of Directors or any committee designated by the Board of Directors.  If vesting has not occurred by the close of business on June 1, 2016, the Shares shall be forfeited and the ownership thereof shall revert back to the Company.  The Shares may not be sold, pledged or otherwise transferred until the Shares become vested as set forth above.  Until so vested, the Grantee shall have all of the rights of a stockholder with respect to the Shares except for the right to sell, pledge or otherwise transfer as set forth above.

“Qualified Transaction” shall mean one or more acquisitions or dispositions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise, which value of such Qualified Transaction is in excess of $25,000,000 for the Company’s interest therein.  For purposes hereof, the value of a Qualified Transaction shall take into account all cash, stock, present value of all royalties, settlement amounts, future payments, license fees received or owed, and all other consideration associated with such acquisition of any kind whatsoever.

2.	Except as otherwise provided herein, the Original Agreement shall remain in full force and effect.

3.
This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

GRANTEE	ICARUS WIND ENERGY, INC.

/s/ Mohit Bhansali	By:	/s/ Mohit Bhansali
Signature			Mohit Bhansali

Mohit Bhansali	Title:		Chief Executive Officer
Name
Address: